SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                ----------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            WESCO International, Inc.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 25-1723345
(State of incorporation or organization)            (I.R.S. employer
                                                   identification no.)

      COMMERCE COURT, SUITE 700
         FOUR STATION SQUARE
      PITTSBURGH, PENNSYLVANIA                            15219
(Address of principal executive offices)               (Zip code)

      If this form relates to the            If this form relates to the
      registration of a class of debt        registration of a class of debt
      securities and is effective upon       securities and is to become
      filing pursuant to General             effective simultaneously with
      Instruction A(c)(1) please check       the effectiveness of a
      the following box.   /   /             concurrent registration
                                             statement under the Securities
                                             Act of 1933 pursuant to General
                                             Instruction A(c)(2) please check
                                             the following box.   /   /


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

   Title of each class                            Name of each exchange on
   to be so registered                      which each class is to be registered
   -------------------                      ------------------------------------

   Common Stock, par value $.01 per share          New York Stock Exchange
   --------------------------------------   ------------------------------------

   --------------------------------------   ------------------------------------



SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:


                                      None
                         -------------------------------
                                (Title of class)



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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 2.     DESCRIPTION OF SECURITIES TO BE REGISTERED

      This Registration Statement on Form 8-A relates to the Common Stock, par value $.01 per share ("Common Stock"), of WESCO International, Inc. (the "Registrant"), including: (i) the shares of Common Stock which are issued and outstanding; (ii) the shares of Common Stock which will be issued in connection with an initial public offering made pursuant to an underwriting agreement (the "U.S. Underwriting Agreement") among the Registrant and certain underwriters, including Lehman Brothers Inc., Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Robert W. Baird & Co. Incorporated, and ING Baring Furman Selz LLC, (the "U.S. Underwriters") and pursuant to an underwriting agreement (the "International Underwriting Agreement") among the Registrant and certain underwriters, including Lehman Brothers International (Europe), Bear, Stearns International Limited, DLJ Securities International, Goldman Sachs International, Robert W. Baird & Co. Incorporated and Baring Brothers Limited, as agent for ING Bank NV (the "International Managers"); (iii) the shares of Common Stock which will be issued upon the conversion of four convertible promissory notes which were issued by WESCO in connection with certain acquisitions; (iv) the shares of Common Stock which may be issued upon the conversion of the issued and outstanding shares of the Registrant's Class B Common Stock; and (v) shares of Common Stock which are reserved for issuance pursuant to the Registrant's 1994 Stock Option Plan ("1994 Plan"), 1998 Stock Option Plan ("1998 Plan"), Stock Option Plan for Branch Employees ("Branch Plan") and Long Term Incentive Plan ("LTIP").

      The information required by this Item regarding a description of the Common Stock is incorporated by reference to the discussion under the caption "Description of Capital Stock" in the Prospectus ("Prospectus") forming part of the Registration Statement of the Registrant on Form S-1 (No. 333-73299), as amended, as filed under the Securities Act of 1933 pursuant to Rule 424(b).
Information regarding the 1994 Plan, 1998 Plan, Branch Plan and LTIP is incorporated by reference to the discussion under the captions "Management - 1998 Stock Option Plan," "Management - 1994 Stock Option Plan," "Management - Stock Option Plan for Branch Employees" and "Management - Long-Term Incentive Plan" in the Prospectus. Such Prospectus shall be deemed to be incorporated by reference herein.

ITEM 2.     EXHIBITS.

      Pursuant to the "Instructions as to Exhibits" for this Registration Statement on Form 8-A, no exhibits are filed or incorporated by reference herein.




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                                    SIGNATURE


      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                   WESCO INTERNATIONAL, INC.



                                   By:    /s/ Steven A. Burleson
                                          --------------------------------------
                                   Name:  Steven A. Burleson
                                   Title: Vice President, Chief Financial
                                          Officer and Treasurer






Date: May 5, 1999



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